Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), which is subject to the Bankruptcy Court approvals hereinafter set forth, is made this          day of December, 2005, by and between: (a) Mega-C Power Corporation, a Nevada corporation (“Mega-C” or “Debtor”) by William M. Noall (“Noall”), the duly appointed and acting Chapter 11 Trustee (“Trustee”); (b) Mega-C’s subsidiary, Mega-C Corporation, an Ontario corporation (“Mega-C Ontario”); (c) Axion Power International Inc., a Delaware corporation, fka Tamboril Cigar Company (“Axion”); (d) Axion’s wholly owned subsidiary, Axion Power Corporation, a Canadian federal corporation (“Axion Ontario”); (e) Axion’s wholly owned subsidiary, C and T Co. Inc., an Ontario corporation (“C & T”); (f) Robert Averill, Joe Piccirilli, The Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville (“Granville”), Joe Souccar, HAP Investments, LLC, Paul Bancroft (collectively, the “Lenders”) Glenn Patterson, Igor Filipenko, Ron Bibace and Kirk Tierney (collectively, except for Paul Bancroft and HAP Investments, LLC, “Founders”), and Infinity Group, LLC, James Keim and Turitella Corporation (collectively with the Founders, the “Investors”); (g) the trust created by the Trust Agreement For the Benefit of Shareholders of Mega-C Power Corporation (“Shareholders Trust”); (h) Sally Fonner (“Fonner”) in both her capacity as Debtor’s sole officer and director as of the Petition Date (as defined below) and as trustee of the Shareholders Trust; and (i) Yuri Volkovich and Pavel Shmatko (the “Scientists”); and (j) Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg (collectively, with the Scientists, the “C&T Scientists”). Axion, Axion Ontario, C & T, Founders, Lenders, Investors, C&T Scientists, Shareholders Trust and Fonner are collectively defined as the “Counterparties.” The Counterparties, Mega-C, Mega-C Ontario, and the Trustee together are collectively defined as the “Parties.”

RECITALS

The Shareholders Trust

Effective as of December 31, 2003, Axion, as grantor, created an irrevocable trust, the Shareholders Trust, by that certain document entitled Trust Agreement For the Benefit of Shareholders of Mega-C Power Corporation (the “Trust Agreement”) for the benefit of Mega-C creditors and equity security interest holders, pursuant to which Benjamin Rubin was appointed the trustee. The corpus of the Shareholders Trust was 117,239,736 shares of Axion common stock (which as a result of a reverse stock split was reduced to 7,327,500 shares of Axion common stock (the “Initial Axion Stock”)). Pursuant to a Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation, Benjamin Rubin resigned as the trustee and Fonner was appointed the Successor Trustee effective March 26, 2004. As of February 26, 2005, Fonner and Axion entered into the First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation (“First Amended Trust Agreement”), which, among other things, increased the shares of Axion common stock held by the Shareholders Trust to 7,827,500 (together with the Initial Axion Stock, the “Axion Stock”).

The Technology and the Canadian Litigation

C & T was the owner of a lead-acid-carbon energy storage device and for which C&T was ultimately granted U.S. Patent No. 6,706,079 (method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor); U.S. Patent No. 6,628,504 (electric double layer capacitor); and U.S. Patent No. 6,466,429 (electric double layer capacitor), referred to herein as the “Supercell Technology” or the “Technology”. The Scientists invented the Technology. Pursuant to a Joint Venture Agreement dated December 23, 1999, C&T and Chip Taylor In Trust agreed to license a limited class of stationary applications of the Technology to a corporation that they organized to hold the license. C&T and Chip Taylor In Trust formed Mega C Technologies, Inc. for this purpose.

By letter agreement dated September 11, 2001, Mega C Tech granted the Debtor an exclusive license to commercialize Mega C Tech’s license, in consideration of payments and contributions to Mega C Tech.

On April 2, 2002, C&T, Mega C Tech and the Debtor entered into an Agreement of Association, wherein C&T granted the Debtor a license to the Technology for stationary applications subject to certain royalties. In a letter dated June 9, 2003, the Debtor asserted a declaration of default by Mega C Tech and demanded arbitration. In a letter dated June 10, 2003, Mega C Tech asserted an intent to terminate the Agreement of Association with the Debtor. In a letter dated June 24, 2003, C&T asserted a notice of termination of the Joint Venture Agreement to Chip Taylor in Trust and Mega C Tech. The affects of these various notices of default are a matter of dispute.

On July 30, 2003, an action styled Jared Taylor v. Mega-C Power Corporation, a Nevada corporation, Mega-C Power Corporation, an Ontario corporation, Rene Pardo, Gary Usling, Jim Estill, Nelson Thall, Brian Hewat, Joe Piccirilli, Ronald Bibace, Kirk Tierney, and Marvin Winick, was filed in the Ontario Superior Court of Justice as court file no. 03-CV-253159 (referred to herein as “Jared Taylor v. Mega-C Litigation”).

On September 11, 2003, an action styled Chip Taylor, In Trust v. Mega-C Power Corporation (a Nevada corporation) and C&T Co. Incorporated, was filed in the Ontario Superior Court of Justice as court file no. 03-CV-255175 (referred to herein as “Chip Taylor v. Mega-C Litigation”).

On February 10, 2004, Lewis (Chip) Taylor, Chip Taylor, In Trust, Jared Taylor, Elgin Investments, Inc., and Mega C Technologies, Inc. commenced an action in Ontario Superior Court of Justice as court file no. 04-CL-5317 against the Debtor, Axion, Axion Ontario and others (referred to herein as “Taylor v. Tamboril Litigation” and, collectively with the Jared Taylor v. Mega-C Litigation and Chip Taylor v. Mega-C Litigation, the “Canadian Litigation”).

Axion’s Acquisition of the Technology

On February 18, 2003, the Ontario Securities Commission sent the Debtor a letter of inquiry regarding the promotion and distribution of Mega C securities.

In the summer of 2003, the Lenders loaned the Debtor $390,000.00 in emergency funding and sought to determine if the Debtor’s affairs could be restructured. Thereafter, the Founders formed Axion Ontario, which entered into a Development and License Agreement with C&T dated November 15, 2003. On December 31, 2003, Axion entered into a Reorganization Agreement with Axion Ontario, whereby Axion acquired the majority of outstanding securities in Axion Ontario in a reverse-takeover. On January 9, 2004, C&T, Axion Ontario and Axion entered into a First Amendment to License and Development Agreement, which provided that Axion purchase all of C&T’s right, title and interest in the Technology.

The Chapter 11 Reorganization Proceeding

On April 6, 2004 (“Petition Date”), Axion Ontario, Axion and Granville filed an involuntary petition for relief under Chapter 11, Title 11 of the United States Code (“Code”) against Mega-C with the United States Bankruptcy Court for the District of Nevada (“Court”), styled In re: Mega-C Power Corporation, Case Number BK-N-04-50962-GWZ (the “Case,” and the estate in such Case, the “Estate”).

On April 9, 2004, Mega-C, by and through its sole officer, Fonner, and with the consent of its then directors, consented to the entry of an order for relief in the Case.

Thereafter, on May 13, 2004, the Court entered an order granting Mega-C relief under Chapter 11 of the Code.

On June 1, 2004, Mega-C commenced an adversary proceeding, being Adversary No. 04-5144-GWZ, styled Mega-C Power Corporation, aka Net Capital Ventures, Inc., v. Lewis “Chip” Taylor, et al. (the “Taylor Group Adversary”), which proceeding is pending before the Court.

On Schedule F of its schedules and statements filed on June 10, 2004 (“Schedule F”), the Debtor listed undisputed claims of the Lenders as follows: Robert Averill, $50,000.00; Paul Bancroft, $15,000.00; Seymour Berger, $50,000.00 (whose claim is properly in the name of Canadian Consultants Bureau); James Eagan, $50,000.00; Tom Granville, $50,000.00; HAP Investments, $50,000.00; Joe Piccirilli, $50,000.00; James Smith, $50,000.00; and Joe Souccar $25,000.00 (collectively, the “Lenders Scheduled Claims”). Between July, 2004, and December 21, 2004, the Founders, HAP Investments and Paul Bancroft filed the following proofs of claim and proofs of interest, which are listed by the official claim number assigned by the Court: (1) Claim No. 428, filed by Robert Averill, in the amount of $1,050,000.00; (2) Claim No. 501, filed by Joseph Piccirilli, in the amount of $415,000.20; (3) Claim Nos. 65 and 131 filed by The Canadian Consultants Bureau Inc., in the amounts of $27,000.00 and $50,000.00; (4) Claim No. 456, filed by James Smith, in the amount of $525,000.00; (5) Claim No. 193, filed by James Eagan, in the amount of $350,000.00; (6) Claim Nos. 808 and 810, filed by Thomas Granville, in unspecified amount; (7) Claim No. 284, 285 and 297 filed by Joe Souccar, in the amount of $25,000.00; $50,000.00 and $20,000.00; (8) Claim No. 389, filed by HAP Investments, LLC, in the amount of $50,000.00; (9) Claim No. 430, filed by Glenn Patterson, in the amount of $550,000.00; (10) Claim No. 327, filed by Igor Filipenko, in the amount of $239,428.00; and (11) Claim No. 61 in the amount of $15,000.00, Claim No. 62 in the amount of $150,000.00, and Claim No. 64 in the amount of $1.00 filed by Paul Bancroft; and (12) Claim No. 48, filed by Ronald Bibace, in the amount of $227,500.00 (together, the “Founders Proofs of Claim/Interest”). While the Trustee has made an initial determination that these are allowable claims, a final determination has not been made in this regard and the Trustee reserves all rights to object to the allowance of the Founders Proofs of Claim/Interest.

On December 20, 2004, Axion Ontario filed a Proof of Claim in the Case, Claim No. 816, asserting an unsecured claim in the amount of $5,175.35. On the same day, Axion also filed a Proof of Claim in the Case, Claim No. 817, asserting an unsecured claim in the amount of $385,784.00. Axion and Axion Ontario have subsequently asserted unsecured, pre-petition claims in an amount greater than Claim Nos. 816 and 817, although no amended proofs of claims have yet been filed by either Axion or Axion Ontario which Axion or Axion Ontario contend were not required by virtue of claims of Axion Ontario in the amount of $903,319.00 being listed as undisputed on Schedule F. Axion and/or Axion Ontario also contend that they have certain administrative claims for monies loaned to the Debtor post-petition in accordance with the ordinary course of business and dealings between the parties in the amount of approximately $464,000.00, including $100,000 contributed to the Estate after the Trustee was appointed for administrative expenses (“Axion/Axion Ontario Administrative Claim” and collectively with the scheduled claims of Axion Ontario, Axion and Claims 816 and 817, the “Axion/Axion Ontario Proofs of Claim”). The Trustee does not agree with and reserves all rights to object to the Axion/Axion Ontario Proofs of Claim and does not stipulate or agree that any such claims are allowable. With specific regard to the $100,000 referenced above, the Trustee objects to any assertion that this was an administrative loan or contribution to be repaid by the Estate. Axion and Axion Ontario are not asserting that they have filed or have the right to file proofs of interest in the Estate.

Prior to December 21, 2004, the bar date to file proofs of claim or proofs of interest, C&T, and the C&T Scientists filed certain proofs of claim and/or proofs of interest in the Case, including, but not limited to, C&T and C&T’s Scientists’ proofs of interest for 950,000.00 Mega-C common shares, which are enumerated in Schedule A attached hereto. (“C&T/Scientists Proofs of Claim/Interest”).

Mega-C continued to manage its property as debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code until March 2, 2005, at which time, the Court entered its Order Approving U.S. Trustee’s Appointment of Chapter 11 Trustee, wherein Noall was appointed as the Chapter 11 trustee for Mega-C pursuant to Section 1104(a) of the Code.

On April 14, 2005, in accordance with Section 1106(a)(4)(A) of the Code, the Trustee filed his Preliminary Report of William M. Noall, Chapter 11 Trustee (“First Report”), in which the Trustee, based on his preliminary investigation, requested that the Court deny Mega-C’s request that 500,000 shares of Axion’s stock be transferred to the Shareholders Trust to fund Mega-C and deny the Unaffiliated Shareholders’ Motion for Order Enforcing Automatic Stay or, in the Alternative, for a Ruling that the Stay does not Prevent an Application in Ontario to Remove the Trustee of the Axion Trust. Additionally, the First Report generally set forth the

Trustee’s investigatory efforts, his initial observations regarding the Technology, Axion’s ability to exploit the Technology, and his conclusion that the corpus of the stock held in the Shareholders Trust is property of the Estate, which must be recovered either by negotiation or through the commencement of an adversary proceeding.

On July 15, 2005, again in accordance with Section 1106(a)(4)(A) of the Code, the Trustee filed his Chapter 11 Trustee’s First Interim Status Report Pursuant to 11 U.S.C. § 1106(a)(4) (“Second Report”) wherein the Trustee reported to the Court that he believed causes of action existed in favor of the Debtor and the Estate against Axion, Axion Ontario, C&T, Lenders and the Founders and further reported his intention to seek the disallowance in whole or in part of the Axion/Axion Ontario Proofs of Claim, the Lenders Scheduled Claims and the Founders Proofs of Claim/Interest (collectively, the “Alleged Claims Against Axion”), as well as discussed the status of the pending Trust Adversary, defined herein, and the Taylor Group Adversary. The Trustee has not announced any intentions with regard to the C&T/Scientists Proofs of Claim/Interest.

On December 5, 2005, again in accordance with Section 1106(a)(4)(A) of the Code, the Trustee filed his Chapter 11 Trustee’s Third Interim Status Report Pursuant to 11 U.S.C. § 1106(a)(4) (“Third Report”) wherein the Trustee reported to the Court that the Ontario Securities Commission had commenced an enforcement proceeding against certain parties in interest in the Case including the Debtor, Rene Pardo, Gary Usling, Lewis Taylor, Sr., Lewis Taylor, Jr., Jared Taylor, Colin Taylor and 1248136 Ontario Limited (“OSC Action”).

The Post-Petition Adversary Proceedings Involving Mega-C,

Noall as Trustee, Fonner, Axion, and Axion Ontario

1. Trust Adversary. On June 7, 2005, the Trustee commenced an adversary proceeding against Fonner being Adversary No. 05-05042-GWZ, entitled William M. Noall, as Chapter 11 Trustee of Mega-C Power Corporation v. Sally Fonner, Trustee of Trust For the Benefit of the Shareholders of Mega-C Power Corporation (“Trust Adversary”) seeking to recover 7,327,500 shares of Axion common stock (as previously defined, the “Initial Axion Stock”) in the Shareholders Trust as property of the Estate pursuant to Section 541 of the Code, among other things. The Trust Adversary is pending hearing of the Trustee’s request for a permanent injunction.

On June 10, 2005, the Court entered a Modified Order for Temporary Restraining Order (“TRO”) restraining Fonner or any person acting on her behalf or on the behalf of the owners or holders of the Initial Axion Stock, from participating in any vote or taking any action or failing to act at the shareholder meeting scheduled on June 10, 2005, or any subsequent shareholder meeting of Axion that negatively affects the ownership of the Initial Axion Stock or the percentage of ownership of the Initial Axion Stock, which TRO has been continued from time to time by stipulation of the parties and order of the Court.

On August 5, 2005, the Trustee filed his Plaintiff’s Motion for Summary Judgment (“Summary Judgment Motion”). Fonner filed her Opposition to Plaintiff’s Motion for Summary Judgment on September 12, 2005. The matter has been stayed by agreement of the parties thereto pending approval of this Agreement.

On August 12, 2005, Axion filed a Motion to Intervene (“Motion To Intervene”), which was denied without prejudice by the Bankruptcy Court with the entry of an Order Re Motion To Intervene entered on September 12, 2005. On September 12, 2005, Axion filed its Motion for Reconsideration of Order Denying Motion to Intervene (“Motion for Reconsideration”) in Adversary No. 05-5042-GWZ, seeking reconsideration of the Court’s Order Re Motion to Intervene. The Motion for Reconsideration is pending argument and submission to the Court.

2. Axion Adversary. On July 27, 2005, Axion and Axion Ontario commenced an adversary proceeding against Noall, in his capacity as Trustee, and Fonner, in her capacity as trustee of the Shareholders Trust, entitled Axion Power International, Inc., et al. v. Noall, et al., Adversary No. 05-05082-GWZ, before the Court (“Axion Adversary”), initially seeking a declaratory judgment providing that: (1) Mega-C’s license to commercialize the Technology was terminated in June of 2003 and that Mega-C does not have any interest in the Technology as property of the Estate; (2) Axion and Axion Ontario “did not receive any interest of Mega-C in property wherein the transfer was made, voluntarily or involuntarily, with Mega-C’s actual intent to hinder, delay or defraud any entity;” (3) Axion and Axion Ontario did not receive any of Mega-C’s interest in property for less than reasonably equivalent value; and (4) if the Court determines that Mega-C had any interest in the Technology that legal interest will preclude the existence of a separate equitable interest in the Technology and Axion can terminate the Shareholders Trust and revest the trust corpus in Axion.

Before the entry of the Court’s order denying Axion’s Motion to Intervene in the Trust Adversary, on September 9, 2005, Axion and Axion Ontario filed a First Amended Complaint for Declaratory Judgment, alleging five additional claims for relief that: (1) the corpus of the Shareholders Trust is not property of the Estate and that neither legal nor equitable grounds exist for setting aside the Shareholders Trust; (2) if the Court sets aside the Shareholders Trust or enters any order requiring the corpus of the Shareholders Trust to be held other than by the trustee of the Shareholders Trust in accordance with its terms, a resulting trust arises for the benefit of Axion as the settlor of the Shareholders Trust; (3) if the Court sets aside the Shareholders Trust or enters any order requiring the corpus of the Shareholders Trust to be held other than by the trustee of the Shareholders Trust in accordance with its terms, then Fonner holds the assets of the Shareholders Trust for the benefit of Axion and that the Court should enter an order compelling her to release those assets to Axion as the settlor of the Shareholders Trust; (4) neither Axion nor Axion Ontario received any interest of Mega-C in property that is subject to avoidance pursuant to 11 U.S.C. § 547(b); and (5) neither Axion nor Axion Ontario has committed any act in violation of the automatic stay in bankruptcy.

On September 12, 2005, Axion and Axion Ontario filed their Motion to Consolidate (“Motion to Consolidate,” and, together with the Motion for Reconsideration, the “Axion Motions”) in Adversary No. 05-5082-GWZ, seeking to consolidate the Trust Adversary with the Axion Adversary. The Motion to Consolidate is pending argument and submission to the Court.

The Settlement Negotiations

Axion and Axion Ontario believe and have represented to the Trustee that the Technology is a promising innovation that has significant potential value that can only be fully realized if the Technology is ultimately developed into one or more commercial products.

The Trustee’s assertion of the Debtor’s claimed license of certain rights to the Technology, on the one hand, and Axion and Axion Ontario’s purchase of and rights in and to the Technology, including the underlying patents and other related intellectual property, on the other hand, have given rise to sharply contested issues, claims and defenses between the Estate, Axion, Axion Ontario and others (“Technology Disputes”).

The Trustee also asserts that the assets of the Shareholders Trust are property of the Estate and that Fonner is in breach of her fiduciary duty to the Estate by resisting the demand of the Trustee to turnover the assets of the Shareholders Trust to the Estate. Fonner and the Shareholders Trust contend that the Estate has no viable claim to the assets of the Shareholders Trust and Fonner is not in breach of her fiduciary duty to the Debtor, Estate or Shareholders Trust. Accordingly, there are sharply contested issues between the Trustee on the one hand, and Fonner and the Shareholders Trust on the other hand.

The Parties desire to and, subject to Court approval, have agreed to settle all matters and controversies between them, including without limitation those that are the subject matter of the Trust Adversary, the Axion Adversary, the Axion Disputes, the Technology Disputes, the Alleged Claims Against Axion, and the Estate’s rights or claims against the Counterparties in the Canadian Litigation, and the Parties have agreed, subject to Court approval, to resolve certain contemplated issues and controversies relating to the Axion/Axion Ontario Proofs of Claim, C&T/Scientists Proofs of Claim/Interest, the Founders Proofs of Claim/Interest and the Lenders Scheduled Claims (collectively, the “Disputes”), on the terms and conditions set forth herein.

The Trustee, with the advice of his professionals, has considered the practical, legal, financial, tax, competitive and temporal opportunities of and limitations on Mega-C and the Estate and its interests, and is cognizant of the risks to the Estate from the various conflicting claims, and has determined that, under the terms set forth herein, and as first concluded in the First Report, (a) Axion is best situated to continue to raise capital, research and develop the Technology and ultimately bring the results to market if its efforts are successful and (b) it is in the best interests of the Estate to: (i) enhance Axion’s ability to obtain capital by promptly resolving the Disputes; (ii) support Axion’s efforts to complete the development of the Technology and ultimately bring any resulting products to market in a systematic and timely manner; and (iii) obtain Axion shares from the Shareholders Trust to satisfy allowed claims and equity security interests.

The Parties have negotiated at arms length and have reached this Agreement in good faith.

In view of these beliefs, realities, determinations, and other considerations, the Parties have entered into this Agreement. The Trustee will seek to have this Agreement approved by an order of the Court (“9019 Order”) pursuant to Federal Rule of Bankruptcy Procedure 9019 (“9019 Motion”) and then together with Axion, Axion Ontario and the Founders as co-proponents, to file a plan of reorganization (“Plan”), accompanying disclosure statement (“Disclosure Statement”) and Plan supplements consistent with this Agreement. The Rule 9019 compromise and settlement shall resolve all disputes between the Trustee, Mega-C and Mega-C Ontario, on the one hand, and the Counterparties, on the other hand, which, except for those specific provisions referenced below, are subject to and will be effective on confirmation of the

Plan, which Plan shall be binding upon all parties in interest to the Estate, including holders of all claims and equity security interests.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Allocation of Axion Stock in Shareholders Trust.

(a) Plan Funding Shares. On the effective date (“Effective Date”) of the Plan, 5,700,000 shares of the Axion Stock (“Plan Funding Shares”) shall be allocated as follows:

(i) Sufficient shares of the Plan Funding Shares to pay in full allowed administrative expenses (including 326 fees), Effective Date cash conditions of the Plan, and allowed priority and unsecured claims of the Estate as well as to fund any disputed claims reserve (less the amount liquidated pursuant to paragraph 4(a) below) shall be delivered to the Liquidation Trustee of the Liquidation Trust (both terms as defined below) as Section 541 property of the Estate; and

(ii) Subject to paragraph 1(c) below, the Second Amended Shareholders Trust (as defined below) shall retain the balance of the Plan Funding Shares for the benefit and satisfaction of allowed equity security interests of the Estate. As provided below, the costs and expenses of the Liquidation Trust and the Second Amended Shareholders Trust will be expenses of the Estate and the Liquidation Trust to be paid from the liquidation of Plan Funding Shares.

(b) Delivery of Stock to Axion. Of the remaining 2,127,500 shares in the Second Amended shareholders Trust, the Second Amended Shareholders Trust shall distribute the balance of the shares of the Axion Stock to Axion (“Axion Settlement Shares”) (less the amount that must be liquidated to fulfill the requirements of paragraph 4(b) below) on the Effective Date. Using its commercially reasonable best efforts, Axion will resolve the rights or claims of the Founders and Investors to those shares of Axion Stock, at the conclusion of which, Axion and the Founders and Investors agree to cancel all shares not used to pay costs of the Shareholders Trust, but in any event no less than 1,500,000 shares.

(c) Tax Consequences. The Plan shall provide for the liquidation and distribution of the Axion Stock by the Liquidation Trust and the Second Amended Shareholders Trust for the benefit of the creditors and equity security interest holders of the Estate

(d) Stock Registration. Upon the entry of the 9019 Order, Axion is obligated to register the Plan Funding Shares at Axion’s sole cost and expense, if requested by the Trustee, or after the Effective Date, if requested by the Liquidation Trustee or SAT Trustee (defined below). “Axion has previously registered the Initial Axion Stock under the Securities Act of 1933 (SEC File No. 333 -115738) to facilitate the sale or distribution of those shares by the Shareholders Trust. As promptly as practicable after the date of this Settlement Agreement,

Axion shall, at its own cost and expense, take such measures as may be reasonably necessary to file a post-effective amendment to such registration statement in order to facilitate and accommodate the sale or other disposition of 1,000,000 Plan Funding Shares and 627,500 Axion Settlement Shares. Thereafter Axion shall use its reasonable best efforts to obtain an order of effectiveness for the post-effective amendment as promptly as practicable after the entry of the 9019 Order, and to maintain the effectiveness of the registration statement for such period of time as may be reasonably necessary under the circumstances. Axion shall also be obligated to file such additional registration statements or post-effective amendments as may be necessary or desirable to facilitate or accommodate the sale or distribution of the 4,700,000 remaining Plan Funding Shares from time to time as requested by the Shareholders Trust or the Liquidation Trustee or SAT Trustee.

2. Subordination and Withdrawal of Proofs of Claims and Proofs of Interests. On the Effective Date of the Plan:

(a) Subordination. Axion and Axion Ontario shall withdraw with prejudice all Axion/Axion Ontario Proofs of Claim, and the scheduled claim of Axion Ontario, except that Claims 816 and 817 shall be allowed, in the total sum of $100.00 as non-priority, unsecured claims subordinated to all other creditors’ claims; and

(b) Withdrawal of Claims. C&T and the C&T Scientists shall withdraw with prejudice all C&T/Scientists Proofs of Claim/Interest set forth in Schedule A attached hereto.

3. Stay and Dismissal of Litigations. In anticipation of the Plan process and to conserve Estate assets, the Parties agree as follows:

(a) Stay of Litigation. In anticipation of the execution of this Agreement and pending the filing of the 9019 Motion and the entry of the 9019 Order, by stipulations and orders entered by the Court on October 25, 2005, the Parties agreed to take off calendar certain matters in the Case (including the Application For Order Approving The Terms of the Revised Fee Agreement, Thereby Amending: (1) The Terms of Gordon & Silver, Ltd.’s Employment as Attorneys for the Trustee; and (2) the Terms of Mesirow Financial Consulting, LLC’s Employment as Financial Advisors to the Trustee, in the Trust Adversary (including the Summary Judgment Motion and the Axion Motions) and the Axion Adversary, and the time that the Trustee and Fonner have to answer or otherwise plead in the Axion Adversary has been extended for 45 days. The Trustee has additionally agreed not to pursue any or all of the causes of action referenced in the Second Report (“Stay”) during the same period of time;

(b) Continuation of Stay. In the event this Agreement is approved pursuant to the 9019 Order by the date set forth below, the Stay shall remain in place pending the entry of an order of confirmation of the Plan (“Confirmation Order”) and Effective Date of the Plan by the date set forth below;

(c) Termination of Stay. On the earliest to occur of the following: (1) the date the 9019 Motion is disapproved; (2) January 10, 2006, if the 9019 Order has not been entered by the Court; (3) January 17, 2006, if the Disclosure Statement and Plan have not been filed with the Court; (4) March 31, 2006, if the order confirming the Plan (“Confirmation Order”) has not been entered by the Court; and (5) April 14, 2006, if the Effective Date has not occurred, unless otherwise agreed by the Parties in writing, the Stay shall be deemed immediately terminated and the Parties may proceed with all matters subject to the Stay, subject to reasonable re-calendaring of dates tolled by the Stay and the Court’s calendar. The Parties agree to cooperate with respect to requesting and granting reasonable extensions of these benchmarks;

(d) Dismissal of Litigation. On the Effective Date, the Trust Adversary and Axion Adversary shall each be dismissed with prejudice and each party shall pay its own attorneys fees and costs except as otherwise allocated in this Agreement. The Trustee and, upon the Effective Date, the Liquidation Trustee and the SAT Trustee shall use reasonable best efforts to obtain dismissal of the Canadian Litigation that states claims against the Debtor or the Estate or that states claims that belong to the Debtor or the Estate, including derivative or other claims that are property of the Estate; and

(e) Continuation of TRO. The Parties agree that the TRO shall remain in place and until such time as the Trust Adversary is dismissed or adjudicated or the Court dissolves the TRO, and from the date of this Agreement until the termination of the Stay as provided for above in this paragraph 3(c), the TRO prohibits Fonner from personally, by proxy, or otherwise participating in the formation of a quorum or vote at any Axion shareholder meeting absent the consent of the Trustee or further order of the Court.

4. Terms of Agreement Effective Upon Entry of 9019 Order. Upon entry of the 9019 Order approving this Agreement:

(a) Liquidation of Axion Stock. Until the Effective Date, Fonner, in consultation with the Trustee and Axion, shall commence liquidation of up to 1,000,000 shares of Plan Funding Shares held by the Shareholders Trust (which are part of the Plan Funding Shares referred to in paragraph 1(a)(i) above) for purposes of immediately funding the fees and costs of administration (including interim professional fee awards approved by the Court) of the Estate and to fund the anticipated cash required to confirm the Plan, the Effective Date conditions of the Plan and the balance of classified and unsecured claims. The Shareholders Trust is responsible for all of the indirect costs of such sales and for one half (1/2) of the first $150,000 of any direct costs (such as third-party brokerage fees and commissions (if any)). The other one half (1/2) of the first $150,000 of direct costs will be paid from the proceeds of the liquidation of the 1,000,000 shares of Plan /funding Shares. Any direct costs above the first $150,000 will be solely the responsibility of the Shareholders Trust.

(i) Sales Revenues. Fonner expects, but does not represent or warrant, that the sales of the 1,000,000 shares of Plan Funding Shares will generate not less than $3,000,000.00.

(ii) Accounting. Fonner shall provide an accounting of the disposition of all sales of Plan Funding Shares until the Effective Date in a format satisfactory to the Trustee and Axion. This accounting shall include, but not necessarily be limited to, the date and number of shares sold, the gross consideration paid in exchange of such shares and the nature thereof, whether such shares are being sold as part of another transaction, and the itemized fees and expenses associated with such sales.

(iii) Best Efforts. Fonner will use her commercially reasonable best efforts to liquidate the shares referred to in this subparagraph on or prior to the anticipated Effective Date, with the overall objective being to maximize the proceeds from such sales for the benefit of the Estate and the remaining Parties shall cooperate in this regard.

(iv) Escrow Account. The net proceeds of all sales of Plan Funding Shares shall be placed in an account held jointly by Fonner as trustee of the Shareholders Trust and the Trustee at an institution approved by the Office of the United States Trustee and used to pay professional fees and costs provided for by Sections 330 and 331 of the Code incurred through the Confirmation Hearing of the Plan and allowed by Court order, regardless of whether the Court order is entered prior to or after the Confirmation Hearing (“Interim Awards”).

(v) Property of the Estate. That portion of the 1,000,000 shares liquidated by Fonner to pay Interim Awards shall be deemed to be property of the Estate as of the entry of the 9019 Order and is not contingent upon or subject to entry of the Confirmation Order. On the Effective Date of the Plan, the balance of any remaining funds in said account together with such additional portion of the 1,000,000 shares and remaining Plan Funding Shares as required to fund payment of all allowed classified and unsecured claim and disputed claims reserves shall be delivered to the Liquidation Trustee as property of the Estate.

(b) Shareholders Trust Costs. Up to the Effective Date, Fonner may liquidate or dispose of up to 627,500 of the Axion Settlement Shares held by the Shareholders Trust as are reasonably necessary to fund the fees and costs of the Shareholders Trust up to the Effective Date. These sales and payment of such fees and costs are not contingent upon or subject to entry of the Confirmation Order. All costs and expenses of the Second Amended Shareholders Trust after the Effective Date will be borne and paid by the Liquidation Trust:

(i) Accounting. Fonner shall provide an accounting of the disposition of all Axion Settlement Shares until the Effective Date in a format satisfactory to Axion and the Trustee. This accounting shall include, but not necessarily be limited to, the date and number of shares sold, the gross consideration paid in exchange of such shares and the nature thereof, whether such shares are being sold as part of another transaction, and the itemized fees and expenses associated with such sales; and

(ii) Non-Interference. Fonner will use her commercially reasonable best efforts to liquidate the Axion Settlement Shares until the Effective Date referred to in this subparagraph in a manner that does not interfere with her obligations in paragraph 4(a) above. Accordingly, Fonner in estimating the number of Axion shares to be sold under paragraph 4(a) and (b), shall sell the Plan Funding Shares and Axion Settlement Shares pro rata with a commensurate division of the net proceeds.

5. Plan Proponents. The Trustee, Axion, Axion Ontario and the Founders shall jointly prepare and propose the Plan and Disclosure Statement to be filed in the Case after entry of the 9019 Order as more specifically set forth below. If the Founders, individually or as a group, elect not to be co-proponents, the remaining terms of this Agreement will remain in full force and effect, with the exception that the exculpatory provision to be contained in the Plan will be limited to the Plan co-proponents. Amendments to the Plan in accordance with Section 1127 of the Code will be subject to the sole approval of the Trustee and Axion alone, and the co-proponents of the Plan agree to use their commercially reasonable best efforts to obtain Plan confirmation.

6. Plan Provisions. In general, the co-proponents agree to file a Plan that contains, among other provisions, the following:

(a) Liquidation Trust. On the Effective Date, a liquidation trust (“Liquidation Trust”) shall be formed as provided for in the Liquidation Trust Agreement (“Liquidation Trust Agreement”) to be attached to the Plan (the structure of which will be subject to modification to minimize tax consequences);

(b) Second Amended Shareholders Trust. On the Effective Date, the Shareholders Trust shall be amended and restated as provided for in a Second Amended and Restated Trust Agreement For the Benefit of Shareholders of Mega-C Power Corporation (“Second Amended Trust Agreement”) to be attached to the Plan (the structure of which will be subject to modification to minimize tax consequences);

(c) Selection of Liquidation Trustee. The Liquidation Trust trustee (“Liquidation Trustee”) shall be selected by the Plan co-proponents prior to the commencement of the Disclosure Statement hearing to be confirmed by the Court at the Confirmation Hearing;

(d) Selection of SAT Trustee. The Second Amended Shareholders Trustee (“SAT Trustee”) shall be selected as soon as practicable after the Effective Date by the five member governing board of the Second Amended Shareholders Trust. No later than ten (10) days prior to the Confirmation Hearing, equity security holders may nominate themselves or any other equity security holder to serve on the governing board by notifying the co-proponents in writing. The co-proponents shall come to a consensus regarding the five individuals to be recommended to the Court to form the governing board and the Court shall at so confirm the five individuals at the Confirmation Hearing.

(e) Liquidation Trustee and SAT Trustee Powers. Each of the Liquidation Trustee and SAT Trustee shall have the powers and rights as provided for in the Liquidation Trust Agreement and the Second Amended Trust Agreement;

(f) Additional Powers. The SAT Trustee and Liquidation Trustee shall: (i) proportionally have the right to vote the shares of Plan Funding Shares held by it, whether or not held in a disputed claim or equity security interests reserve, in an amount equal to the lesser of the number of shares of Axion stock held by the each of the Liquidation Trustee and the SAT Trustee or number of shares of Axion stock held by the Founders and their spouses and dependents on the record date for determining the identity of stockholders entitled to vote at any meeting of the stockholders; and (ii) have the right and power to request that Axion file such amendments to the registration statement for the Plan Funding Shares as may be necessary or desirable under the circumstances. The Liquidation Trustee shall have the right, power and authority to pursue all litigation on behalf of either the Liquidation Trust or Second Amended Shareholders Trust.

(g) Distribution of Plan Funding Shares. On the Effective Date the balance of the cash resulting from the liquidation of Plan Funding Shares as provided for in paragraph 4(a) above, together with such additional Plan Funding Shares as deemed necessary to pay in full all allowed administrative and unclassified claims of the Estate, Effective Date cash conditions, allowed priority and unsecured claims and the disputed claims reserve shall be deemed property of the Estate and administered and distributed by the Liquidation Trust as provided for in the Plan. The balance of the Plan Funding Shares shall be retained by the Second Amended Shareholder Trust to be distributed to allowed equity security interests as provided for in the Plan;

(h) Determination of Liquidation Trust Shares. In the event the net liquidation proceeds of the shares of the Plan Funding Shares to be liquidated by Fonner prior to the Effective Date is inadequate to pay unclassified claims allowed prior to the Effective Date, unclassified claims (including 326 Fees) not yet allowed, allowed priority and unsecured claims to be paid on the Distribution Date and any disputed claims reserve, the Liquidation Trustee may immediately commence the orderly liquidation of sufficient Plan Funding Shares to satisfy such claims and reserves. Sufficient shares of Plan Funding Shares for this purpose shall be determined based upon the average closing bid price of Axion stock for the thirty (30) trading days immediately prior to the Effective Date;

(i) Pour-over. Any cash or Plan Funding Shares delivered to the Liquidation Trustee which remains after payment in full of all allowed unclassified claims of the Estate, Effective Date cash conditions and allowed priority and unsecured claims of the Estate, shall be delivered to the Restated Shareholder Trust for distribution to allowed equity security interests;

(j) Unimpairment. The Plan shall provide for the unimpairment of all creditors and holders of equity security interests by;

(aa) Payment in full by the Liquidation Trust of all allowed unclassified claims, including administrative claims, professional fees and costs and 326 Fees not paid prior to the Effective Date on the 10th business day following the Effective Date (“Distribution Date”) or as soon as allowed thereafter;

(bb) Payment by the Liquidation Trust (by way of cash or Axion stock or a combination thereof) of allowed priority and unsecured claims in full with interest at the Federal Judgment Rate on the Distribution Date or as soon as allowed thereafter; and

(ccc) All remaining property being distributed by the Second Amended Shareholders Trust to holders of allowed equity security interests on the Distribution Date;

(ddd) Reserves. Both the Liquidation Trustee and the SAT Trustee shall reserve sufficient shares of the Plan Funding Shares to satisfy the disputed claims and equity security interest reserve requirements as provided for in the Plan. Sufficient shares of Plan Funding

Shares for this purpose shall be determined based upon the average closing bid price of Axion stock for the thirty (30) trading days immediately prior to the Effective Date;

(k) Right of First Refusal. Axion shall have a right of first refusal on any proposed disposition of Plan Funding Shares by both the Liquidation Trustee and SAT Trustee that is neither an open market resale at prevailing prices or effected in connection with an underwritten transaction involving a sale to the general public. Provided however, both the SAT Trustee and Liquidation Trustee shall consult with Axion from time to time regarding any anticipated disposition of Plan Funding Shares so as not to necessarily negatively affect the value of Axion shares in the public market, and at least thirty (30) days before a disposition of more than 750,000 shares of Axion stock, notify Axion in writing (the “Notice”) either the SAT Trustee’s or Liquidation Trustee’s intention to dispose of more than 750,000 shares of Axion stock in one transaction (or in multiple transactions if either the Liquidation Trustee or SAT Trustee knows or reasonably believes that the sales are to or for the benefit of a single entity or multiple affiliated entities). The date of the Notice shall be the “Notice Date”. After the Notice Date, Axion may inform the Liquidation Trustee or the SAT Trustee that Axion shall exercise its right to acquire all or a portion of the shares which are the subject of the Notice only as follows:

(x)	If the amount of shares referred to in the Notice is more than 750,000 but less than 1,000,000, Axion shall have the right to advise the appropriate trustee in writing within five (5) days of the Notice Date of its commitment to buy all of said shares, and Axion shall conclude for cash the share purchase transaction within ten (10) days of the Notice Date;

(y)	If the amount of shares referred to in the Notice is between 1,000,000 and 2,000,000, Axion shall have the right to advise the appropriate trustee in writing within ten (10) days of the Notice Date of its commitment to buy all of said shares, and Axion shall conclude for cash the share purchase transaction within fifteen (15) days of the Notice Date;

(z)	If the amount of shares referred to in the Notice is more than 2,000,000, Axion shall have the right to advise the appropriate trustee in writing within twenty (20) days of the Notice Date of its commitment to buy all of said shares, and Axion shall conclude for cash the share purchase transaction within twenty-five (25) days of the Notice Date.

With each Notice, the SAT Trustee or Liquidation Trustee shall provide Axion with that trustee’s best estimate of the minimum and maximum consideration that the trustee anticipates receiving from the proposed disposition. As the condition to the exercise by Axion of its right of first refusal, Axion agrees to pay the minimum consideration that the appropriate trustee estimates receiving from the proposed disposition. If Axion does not timely exercise its right to purchase shares described in a particular Notice as provided herein, then it shall have no further rights to acquire the shares that are the subject of the Notice, provided however, that the appropriate trustee conclude the proposed disposition for no less than the minimum consideration within 30 days of the last day Axion had to exercise the right of first refusal or else the Plan Funding Shares the subject of the Notice will be subject to a new right of first refusal as provided for herein. If Axion exercises its right to purchase the shares described in a particular Notice but fails to conclude the transaction within the time provided herein, the sole remedy of the appropriate trustee shall be the right to seek damages from Axion for the difference between the exercise price and the proceeds ultimately received by the SAT Trustee or Liquidation Trustee from the sale of said Axion shares.

(l) Transfer of Assets to Axion. In consideration of the terms, covenants and releases provided for herein, upon the Effective Date, any and all rights, title and interests of the Estate, Debtor and Mega-C Ontario in: (i) the Technology, including the Supercell technologies, or any other residual interests in any residual license to the Technologies and any separately developed intellectual property related to the Technology, including any and all rights, interests and licenses arising under the Agreement of Association; (ii) physical assets in Axion’s, C & T’s or Axion Ontario’s control or possession; and (iii) shares of Mega-C Technologies, Inc. will be transferred to Axion;

(m) Taylor Group Adversary. On the Effective Date the Taylor Group Adversary shall be assigned to the Liquidation Trust. Within thirty (30) days of the Effective Date, the Liquidation Trustee shall determine if the Litigation Trust will pursue the Taylor Group Adversary, and if the Liquidation Trustee determines not to, the Taylor Group Adversary will be assigned to Axion;

(n) Transfer of Remaining Assets and Assumption of Liabilities and Duties of Debtor. On the Effective Date, Debtor’s remaining assets, including: (i) claims and causes of action, (ii) cash in the escrow account referred to in paragraph 4(a) above; and (iii) the remaining shares of Plan Funding Shares in the Shareholders Trust referred to in paragraph 1(a)(i) above, will be transferred and assigned to the Liquidation Trust, and the Liquidation Trust shall assume and be responsible for any and all remaining liabilities and causes of action by or against the Debtor and the Estate to be satisfied as provided for in the Plan and be responsible for all costs and expenses associated therewith and complete on behalf of the Debtor all remaining corporate compliance obligations and duties of the Debtor;

(o) Determination of 326 Fees Related to Plan Funding Shares. In the event the Plan is confirmed, the Trustee’s fees pursuant to Section 326(a) of the Code applicable to the Plan Funding Shares shall be calculated (a) on the net revenue generated from the liquidation of Plan Funding Shares prior to the Effective Date together with (b) the net value per share of the Plan Funding Shares both delivered to the Liquidation Trust and remaining in the Second Amended Shareholders Trust on the Effective Date based upon the average closing bid price of Axion stock for the thirty (30) trading days immediately prior to the Effective Date discounting such average price by 15 percent (the “Share Value”). If sufficient Plan Funding Shares have not been sold to satisfy this amount by the Distribution Date, the Trustee consents to waive the requirement of 11 U.S.C. § 1129(a)(9)(A) to allow a reasonable additional time for liquidation after the Effective Date not to exceed one hundred and eighty (180) days. If sufficient Plan Funding Shares have not been sold to satisfy the administrative claim of Gordon & Silver by the Effective Date, Gordon & Silver also consent to waive the requirements of 11 U.S.C. § 1129(a)(9)(A) to allow a reasonable additional time for liquidation after the Effective Date not to exceed ninety (90) days. If the Share Value on the Effective Date is greater than $3.50 per share, such appreciation in excess of $3.50 per share shall be paid by in-kind distribution of Plan Funding Shares on the Distribution Date.

(p) Releases. The Plan will provide for releases on and through the Effective Date (i) by and between the Trustee, on the one hand, and Fonner on the other hand; and between the Trustee, on the one hand, and the remaining Counterparties on the other hand; and between Fonner and the remaining Counterparties (collectively, “Released Parties”), including, without limitation, the Disputes, any and all claims or causes of action, known or unknown, whether asserted or unasserted, and including all derivative claims held by the Trustee, Debtor and the Estate against any party to this Agreement and (ii) from the holders of claims and equity security interests, that to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date; each such person that has held, holds or may hold a claim or equity security interest, in consideration for the obligations of the Liquidation Trust and Second Amended Shareholders Trust and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the co-proponents of the Plan and Fonner from any claim or cause of action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Disputes, Shareholders Trust, the Axion Adversary, the Trust Adversary and the Case and in the act, omission, occurrence or event in any matter relating to such subject matter, transaction or obligation. Notwithstanding, the releases, which are intended to be as broad as possible, do not release the Estate for the allowed subordinated claim of Axion against the Debtor as provided in paragraph 2(a); the allowed proofs of claim and interest of the Lenders and the Founders as provided in paragraph 10; and any claims of the Scientists or the C&T Scientists not enumerated on Schedule A and that are otherwise allowed. Released Parties shall include each Released Party’s officers, directors, attorneys, agents and employees;

(q) Exculpation. The Plan will provide generally on and through the Effective Date that the co-proponents, their officers, directors, attorneys, agents and employees since the Petition Date, Fonner and professionals employed by them pursuant to an order of the Court under Sections 327 or 1103 of the Bankruptcy Code, shall not incur any liability to the Debtor or any other creditors, equity security holders and other parties in interest in the Case for any act or omission in connection with or arising out of the Case, including, without limitation, prosecuting confirmation of the Plan, confirmation of the Plan, and the administration of the Estate, the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct, and in all respects, such person will be entitled to rely on the advice of counsel with respect to their duties and responsibilities with respect to the Case and the Plan; and

(r) Liquidation Trust. After distribution of the cash and Plan Funding Shares delivered to the Liquidation Trust, the Liquidation Trust shall be dissolved and its affairs terminated as provided for in the Liquidation Trust Agreement.

7. Commencement of Insolvency Proceedings in Respect of Mega-C Ontario. The Trustee in his reasonable discretion and after consultation with the Counterparties and other parties-in-interest (in the Trustee’s discretion), and after the Effective Date, the SAT Trustee, may commence insolvency proceedings on behalf of Mega-C Ontario.

8. Timing Considerations. The Plan and Disclosure Statement will be filed within seven (7) days of entry of the 9019 Order but in no event later than January 17, 2006, the Plan shall be confirmed no later than March 31, 2006, and the Effective Date shall be no later than

April 14, 2006. Subject to the Court’s order, the Plan supplements, including the Liquidation Trust Agreement and the Second Amended Shareholders Trust Agreement, will be filed no later than five (5) days prior to the commencement of the hearing to approve the Disclosure Statement.

9. Objection to Claims and Equity Security Interests. Prior to confirmation of the Plan, any of the Parties may object to claims or proofs of interest, provided, however, that the Parties agree to consult and coordinate with one another, in good faith for purposes of reducing the amount of administrative expenses associated with claims proceedings and other litigation. Immediately following the approval of this Agreement, the Trustee will object to the allowance of claims and equity security interests that the co-proponents agree may affect the feasibility of the Plan. The Trustee will take all steps necessary to cause such claims and equity security interests to be estimated in order to establish the feasibility of the Plan.

10. Allowance and Withdrawal of Claims. The Lenders Scheduled Claims evidenced by those certain Series A Convertible Unsecured Notes and the Lenders Claims in the total amount of $390,000.00, shall be allowed unsecured claims for distribution under the Plan as follows: (1) Joe Piccirilli, in the amount of $50,000.00; (2) HAP Investments, LLC, in the amount of $50,000.00; (3) Joe Souccar, in the amount of $25,000.00; (4) James Smith, in the amount of $50,000.00; (5) The Canadian Consultants Bureau Inc., in the amount of $50,000.00; (6) Robert Averill, in the amount of $50,000.00; (7) James Eagan, in the amount of $50,000.00; (8) Thomas Granville, in the amount of $50,000.00; and (9) Paul Bancroft in the amount of $15,000.00. With the exception of the proof of claim filed by Igor Filipenko, which is withdrawn as set for herein, all remaining claims enumerated within the Lenders Proofs of Claim/Interest and the Founders Proofs of Claim/Interest shall be deemed proofs of equity security interests and shall be allowed proofs of interests under the Plan, provided however, that if any other proof of claim for fraud in connection with the sale of a security is allowed in the Estate as an unsecured claim to be paid through the Liquidation Trust, these remaining claims enumerated within the Lenders Proofs of Claim/Interest and Founders Proofs of Claim/Interest as they relate to a sale of a security shall be similarly allowed and treated.

11. Authorization to Sell Shares to Raise Needed Capital. Axion depends on proceeds from sales of its securities to finance its business operations and intends to pursue financing as opportunities arise. To alleviate the Trustee’s concerns that sales of Axion securities (including convertible equity and debt securities) might unreasonably prejudice the Estate or impair the value of the Estate’s claimed interests in the shares of Axion stock held in the Shareholders Trust, Axion will not, until the earlier to occur of (i) the Court’s disapproval of the 9019 Motion and this Agreement, (ii) the failure of the Court to enter the 9019 Order on or before January 10, 2006, (iii) the Effective Date, or (iv) April 14, 2006, without the consent of the Trustee or further order of the Court:

a. Sale of Stock. Sell more than 5,000,000 shares of Axion common stock (including convertible equity or debt securities), provided however, warrants issued as part of this common stock sale transaction and that satisfy the terms of paragraph 11(b) below, will not count against this 5,000,000 shares of Axion common stock; and

b. Issuance of Warrants. Issue any warrants or other rights to purchase Axion shares that are exercisable at less than $4.00, unless the average closing bid price as reported by the OTCBB for the ten (10) trading days immediately preceding the date of the related private placement documents is less than $4.00, in which case 100% of that ten (10) day average closing bid price may be used as the warrant exercise price.

Nothing herein shall (i) impair Axion’s ability to negotiate an agreement with Fonner respecting the disposition of the Axion stock specified in paragraph 1(b) above; (ii) impair Axion’s ability to perform its existing obligations with respect to previously issued convertible securities, warrants and options; (iii) impair Axion’s ability to issue securities in exchange for tangible or intangible property that is, in the judgment of its board, necessary for Axion’s business and reasonably valued under the totality of the circumstances.

12. Covenants and Representations.

(a) Enforceability. This Agreement has been duly executed and delivered on behalf of the Parties and constitutes a legal, valid and binding obligation of the Parties enforceable against them in accordance with its terms and the terms of the 9019 Order and the Confirmation Order, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and that the obligation of the Trustee is subject to Court approval, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).

(b) Due Organization, Standing and Authority. Axion, Axion Ontario and C & T are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their formation. The Counterparties have all necessary power and authority to execute, deliver and perform their obligations under this Agreement as contemplated by its formation agreements, by-laws, or other charter, organizational or governing documents (collectively, the “Governing Documents”).

(c) Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement (a) are within the Counterparties’ powers, (b) have been duly authorized by all necessary action on their behalf and all necessary consents or approvals have been obtained and are in full force and effect, and (c) do not violate any of the terms and conditions of (i) their Governing Documents, (ii) any applicable law, or (iii) any contracts to which they are a party (except with respect to (c)(i) and (ii) for such violations that would not be reasonably expected to have a material adverse affect on the Counterparties’ abilities to consummate the transactions contemplated by this Agreement).

13. Binding Effect. In the event the Court does not approve this Agreement or the Disclosure Statement, does not confirm the Plan, or the Plan is not consummated, this Agreement shall be deemed null and void, and none of the Parties shall have any obligations to any other party arising out of this Agreement except as provided for in this paragraph and paragraph 14. This Agreement shall be binding on the Parties as of the date set forth in the introductory paragraph of this Agreement, subject to paragraph 14 below; provided, however, that Sections 3(c) and (e) and Sections 15(a), (b, (c) (d), (e), (f), (j) and (o) are intended to survive the expiration or termination of this Agreement.

14. Binding Effect In Event of Initial Court Approval. In addition to Section 13 above, in the event the Court approves this Agreement per the 9019 Order but does not subsequently approve the Disclosure Statement, the Plan is not confirmed or the Effective Date does not occur, the obligations in paragraphs 4(a) and 4(b) and the termination provisions of paragraph 11 hereof are also intended to survive the expiration or termination of this Agreement.

15. Miscellaneous Provisions.

(a) Covenants. The Trustee shall use commercially reasonable best efforts to obtain Bankruptcy Court approval of this Agreement, approval of the Disclosure Statement and confirmation of the Plan. The Counterparties shall use commercially reasonable best efforts to cooperate with and support the Trustee’s efforts to obtain Court approval in all respects of this Agreement, and shall use commercially reasonable best efforts to cooperate with and support the efforts of the Trustee, Axion, Axion Ontario and the Founders to obtain approval of the Disclosure Statement and confirmation of the Plan. The Parties shall not take any actions inconsistent with these covenants.

(b) Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) when personally delivered; (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first Business Day thereafter, if transmitted by facsimile or telecopier with confirmation of receipt; (iii) when mailed by certified mail, return receipt requested, postage prepaid; or (iv) when sent by overnight courier; in each case, to the following addresses, or to such other addresses as a Party may from time to time specify by notice to the other Party given pursuant hereto.

If to the Trustee, to:

William M. Noall, Esq.

Gordon & Silver, Ltd.

3960 Howard Hughes Parkway

Suite 900

Las Vegas, NV 89109

Tel- (702) 796-5555

Fax- (702) 369-2666

With a copy to:

Gordon & Silver Ltd.

3960 Howard Hughes Pkwy., Suite 900

Las Vegas, NV 89109

Attn: Gerald Gordon, Esq.

Tel- (702) 796-5555

Fax- (702) 369-2666

If to Axion, Axion Ontario, C&T, the Scientists, the C&T Scientists, the Lenders and the Founders, to:

Tom Granville

Axion Power International, Inc.

100 Caster Avenue

Woodbridge, Ontario L46 5Y9

Canada

Tel- (905) 264-1991

Fax- (905) 264-2385

With a copy to:

Cecilia L. Rosenauer, Esq.

510 West Plumb Lane, #A

Reno, NV 89509

Tel- (775) 324-1011

Fax- (775) 324-6616

If to the Shareholders Trust or Fonner:

Sally A. Fonner, Trustee

Trust for the Benefit of the Shareholders of

Mega-C Power Corporation

914 Curlew Rd., #403

Dunedin, FL 34698

Tel- (727) 239-7314

Fax- (727) 734-4617

With a copy to:

Alan R. Smith, Esq.

505 Ridge Street

Reno, NV 89501

Tel- (775) 786-4579

Fax- (775) 786-3066

And

Mark Dolan, Esq.

412 E. Madison St., Suite 1000

Tampa, FL 33602

Tel- (813) 223-3224

Fax- (813) 204-9598

(c) Intended Beneficiaries. To the extent that this Agreement inures to the benefit of persons not signatories hereto, they shall be deemed to be intended beneficiaries and this Agreement is made in and for their respective benefits and uses.

(d) Covenant Not to Take Action in Breach of Representations and Warranties. Each Party agrees not to take any actions from and including the date of execution of this Agreement that will result, whether directly or indirectly, in the breach of such Party’s representations, warranties, agreements, covenants or obligations contained in this Agreement.

(e) Governing Law/Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE BANKRUPTCY COURT SHALL HAVE THE EXCLUSIVE JURISDICTION OVER THIS AGREEMENT AND THAT ANY CLAIMS ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT SHALL BE PROPERLY BROUGHT ONLY BEFORE THE COURT. IF AND TO THE EXTENT THAT THE CASE IS CLOSED OR DISMISSED, THE COURTS OF THE STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA SHALL HAVE EXCLUSIVE JURISDICTION OVER THIS AGREEMENT AND ANY SUCH CLAIMS.

(f) Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

(g) Severability. In case any provision of this Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by applicable law.

(h) Survival of Representations. All representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other Party, and shall survive the Effective Date of the Plan.

(i) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

(j) No Admission of Liability. This Agreement is not an admission of any liability but is a compromise of disputed claims. Neither the giving nor the receipt of any consideration hereunder nor anything contained in this Agreement shall be interpreted or construed to be an admission on the part of, nor to the prejudice of any Party. The Recitals set forth above though summary in nature, and, to the extent necessary or appropriate, shall be considered in construing, interpreting and enforcing the terms and conditions of this Agreement, provided, however, that nothing in this Agreement shall be deemed an admission or concession with respect to any allegations or claims made against a party hereto or against any other person or entity who is intended to benefit or be bound by this Agreement. All communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Agreement, or the matters covered hereby and thereby, shall be governed and protected in accordance with the Federal Rule of Evidence 408 to the fullest extent permitted by law.

(k) No Assignment of Claims. Axion, Axion Ontario, C&T and the C&T Scientists represent and warrant that each is the only Person who, to its knowledge, has any interest in the Claims or Interests released or subordinated hereby and that none of such Claims, nor any part thereof, have been assigned, granted or transferred in any way to any Person and that during the term of this Agreement, no Claim or Interest will be assigned, granted or transferred in any way to any Person without the knowledge and consent of the Trustee.

(l) Interpretation. The Parties at arm’s-length have jointly drafted this Agreement and each Party has had ample opportunity to consult with independent legal counsel. No provision or ambiguity in this Agreement shall be resolved against any Party solely by virtue of its participation in the drafting of this Agreement.

(m) Attorneys Fees. Except as otherwise specifically set forth in this Agreement, each Party shall be responsible for the payment of (a) its own costs and expenses (including reasonable attorneys’ fees), and (b) all of its costs and expenses (including reasonable attorneys’ fees) in connection with the matters referred to in this Agreement.

(n) Captions. The captions of this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement and shall have no effect on its interpretation.

(o) Counterparts. This Agreement may be executed in counterparts, by either an original signature or signature transmitted by facsimile transmission or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement in multiple counterparts.

MEGA-C POWER CORPORATION, a Nevada corporation, Chapter 11 Debtor	AXION POWER INTERNATIONAL, INC., a Delaware Corporation

By:	By:
William M. Noall, Chapter 11 Trustee	Name:
Title:

AXION POWER CORPORATION, an Ontario corporation	C AND T CO. INC., an Ontario corporation

By:	By:
Name:	Name:
Title:	Title:

HAP Investments, LLC,

By:
Sally Fonner	Name:
Title:

Trust for the Benefit of Shareholders of Mega-C Power Corporation

By
Sally Fonner, Trustee	Joe Piccirilli

THE CANADIAN CONSULTANTS BUREAU INC.

By:
Robert Averill	Name:
Title:

James Smith	Tom Granville

James Eagan	Kirk Tierney

Joe Souccar	Igor Filipenko

Glenn Patterson

Ron Bibace	Andriy Malitskiy

Yuri Volkovich	Pavel Shmatko

Albert Shtemberg	Edward Shtemberg

Oksana Fylypenko	Rimma Shtemberg

Valeri Shtemberg	Yuri Shtemberg

Victor Eshkenazi	Miraslav E. Royz

INFINITY GROUP, LLC

By:
James Keim

TURITELLA CORPORATION	C&T Co. Inc. In Trust

By:	By:

Paul Brancroft

SCHEDULE “A”

Ref. #	Name	Amount of Shares Claimed
322	Albert Shtemberg	17,460
323	Edward Shtemberg	17,460
324	C and T Co. Inc. in Trust	11,290
325	Pavel Shmatko	54,000
326	Oksana Fylypenko	163,424
327	Igor Filipenko	239,428
328	Andriy Malitskiy	216,938
329	Valeri Shtemberg	60,000
330	Yuri Shtemberg	12,000
331	Iouri Volfkovitch	54,000
333	Victor Eshkenazi	10,000
334	Miraslav E. Royz	34,000
367	Rimma Shtemberg	60,000
	TOTAL	950,000